UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 14, 2007

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841 2-27612	FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419 59-0247775

State or other jurisdiction of incorporation or organization: Florida
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 18, 2007, Northern Frontier Wind Funding, LLC (Frontier Wind Funding), an indirect wholly-owned subsidiary of FPL Energy, LLC (FPL Energy) entered into a $250 million five-year, variable-rate, term loan maturing no later than December 31, 2012, of which approximately $230 million was funded on December 18, 2007 and the balance of which is expected to be funded by the end of 2007. FPL Energy is an indirect wholly-owned subsidiary of FPL Group, Inc. (FPL Group). Principal and interest on the loan are payable quarterly. The loan agreement contains default and related acceleration provisions relating to failure to make required payments, certain events in bankruptcy and other covenants. The loan is secured by a pledge of Frontier Wind Funding's interest in Class A membership interests in Northern Frontier Wind, LLC (Frontier Wind). The proceeds from the loan were, and will be, used to reimburse, in part, capital contributions made by Frontier Wind, Frontier Wind Funding and Northern Frontier Wind Holding, LLC, an indirect wholly-owned subsidiary of FPL Energy, which entities, through their subsidiaries, own all or a portion of the ownership interests in facilities with 598 megawatts of wind generation and associated transmission facilities located in Colorado, Minnesota and North Dakota.

In addition, on December 17, 2007, Frontier Wind Funding sold its Class B membership interests in Frontier Wind to certain third-party investors for approximately $705 million, of which approximately $641 million was received at closing. The remaining amount is expected to be received by the end of 2007.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2007, the Compensation Committee of the Board of Directors of FPL Group and FPL Group's Board of Directors approved the FPL Group, Inc. Executive Annual Incentive Plan (Annual Incentive Plan), subject to receipt of shareholder approval under Internal Revenue Code Section 162(m). In addition, on December 14, 2007 the Compensation Committee approved (i) base salary rates for the executive officers named in FPL Group's 2007 proxy statement (named executive officers) for the year beginning January 1, 2008, (ii) an adjusted earnings target and corporate performance indicators for FPL Group for 2008 under the Annual Incentive Plan, and (iii) target award percentages for 2008 for the named executive officers under the Annual Incentive Plan, as more fully described below:

(1) Executive Compensation: The Compensation Committee approved 2008 base salary rates for the named executive officers as follows:

Name	2008 Annual Base Salary Rate

Lewis Hay, III	$1,255,800

James L. Robo	$756,000

Armando J. Olivera	$594,700

Moray P. Dewhurst	$589,800

John A. Stall	$590,000

(2)

Adoption of Annual Incentive Plan:  On December 14, 2007, the Compensation Committee and FPL Group's Board of Directors approved the Annual Incentive Plan effective as of January 1, 2008, subject to receipt of shareholder approval at FPL Group's 2008 Annual Meeting of Shareholders (Annual Meeting). Additional information about the Annual Incentive Plan will be set forth in FPL Group's proxy statement for the Annual Meeting.

(3)

Annual Incentive Plan actions:  Annual incentive compensation is based on the attainment of an adjusted earnings goal for FPL Group, which is established by the Compensation Committee at the beginning of the year. Adjusted earnings is consolidated net income as reported in the audited annual financial statements of FPL Group, as determined in accordance with generally accepted accounting principles, adjusted for specified items including (i) changes in the mark-to-market value of non-qualifying hedges, (ii) extraordinary items, (iii) non-recurring charges or gains, (iii) discontinued operations, (iv) regulatory and/or legislative changes and/or changes in accounting principles, (v) labor disruptions and (vi) acts of God such as hurricanes. If this goal is not achieved, annual incentive compensation under the Annual Incentive Plan will not be paid. If this goal is achieved or exceeded, each named executive officer may receive incentive compensation up to a maximum of 200% of his target award. The actual amount of incentive compensation paid is subject to reduction from this level based on the Compensation Committee's discretion, taking into account, among other things, the degree of achievement of financial and operational performance measures and individual performance. The 2008 corporate financial indicators approved by the Compensation Committee under the Annual Incentive Plan are return on equity and earnings per share growth. The operational performance measures for Florida Power & Light Company are operations and maintenance costs; capital expenditure levels; adjusted net income; regulatory return on equity; service reliability as measured by the frequency and duration of service interruptions and service unavailability; system reliability as measured by availability factors for the fossil power plants and an industry index for the nuclear power plants; employee safety; number of significant environmental violations; customer satisfaction survey results and satisfactory resolution of open regulatory issues. For FPL Energy, the operational performance measures are FPL Energy adjusted net income; the attainment of budgeted cost targets; employee safety; number of significant environmental violations; system reliability as measured by an industry index for the nuclear power plants; equivalent forced outage rate; level of hedged budgeted gross margin; the attainment of targets for wind development or acquisition; integration of the newly-acquired nuclear power plant; new growth opportunities and growth in power marketing.

The target awards for each of the named executive officers (which are a percentage of annual rate of base salary at January 1, 2008) are as follows:  Mr. Hay - 100%, Mr. Dewhurst - 70%, Mr. Robo - 80%, Mr. Olivera - 70% and Mr. Stall - 70%.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY
(Registrants)
Date: December 20, 2007

K. MICHAEL DAVIS

K. Michael Davis
Controller and Chief Accounting Officer of FPL Group, Inc.
Vice President, Accounting and
Chief Accounting Officer of Florida Power & Light Company
(Principal Accounting Officer of the Registrants)